Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made by and between Egalet Corporation, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business located at 600 Lee Road, Suite 100, Wayne, Pennsylvania 19087 (“Company”) and Barbara Carlin, an individual residing at ______________ (“Executive”).  For purposes of this Agreement, “Employer” shall include Company and all of its divisions, parents, subsidiaries, affiliates or related entities, its and their past, present and future officers, directors, managers, trustees, members, shareholders, general and/or limited partners, insurers, attorneys, legal representatives, executives and agents and all of its and their respective heirs, executors, administrators, successors and assigns.

WHEREAS, Executive had been employed by Company for a period of time under the terms and conditions of an Employment Agreement entered into by and between Company and Executive dated as of March 6, 2018 (the “Employment Agreement”)(a copy of which is attached hereto as Exhibit “A”); and

WHEREAS, Executive’s employment with Company is terminated, which termination is treated as a termination without Cause,  effective on the earlier of the date of the Company’s 10-Q filing for the period ended March 31, 2019 or May 15,  2019 (the “Separation”); and

WHEREAS, Company desires to provide Executive with a severance package that both Company and Executive deem fair, reasonable and equitable; and

WHEREAS, Executive was presented with a severance package providing that Executive consult with Company for up to 20 hours per quarter during the Severance Period and, upon acceptance, in exchange for the benefits provided hereunder, hereby waives any benefits under Section 6 of the Employment Agreement; and

WHEREAS, Company and Executive deem it to be in their mutual interest to amicably resolve any disputes which may exist between them concerning Executive’s employment and its cessation and to provide for the manner in which they will hereafter conduct themselves in relation to each other.

NOW, THEREFORE, in consideration of their mutual promises as set forth herein and intending to be legally bound hereby, Company and Executive agree as follows:

1.         The foregoing recitals are incorporated herein as if set forth at length.

2.         Through the Separation, Executive shall continue to receive her Base Salary and all benefits that she is presently receiving pursuant to the Employment Agreement.  As of the Separation, Executive shall also be paid any accrued but unused vacation or other paid leave time ordinarily paid to employees upon separation from employment through such date.

3.         In settlement of all Released Claims (as defined below) Executive had, has or may have against Employer, as well as in exchange for the representations, warranties and covenants made by Executive in this Agreement and up to 20 hours of consulting per 90-day quarter (the first such 90-day quarter beginning on the Separation) (a “quarter”) over the Severance Period,  Company shall pay Executive, as severance, her normal semi-monthly base compensation at the time of termination for a 12-month period (an aggregate of Three Hundred Nine Thousand Dollars over a period of 12 months (the “Severance Period”) (i.e., semi-monthly payments of $12,875 each) (the “Periodic Severance Payments”).  The Periodic Severance Payments required pursuant to this Paragraph of this Agreement shall: (i) be made less applicable federal, state and local withholdings and authorized deductions in accordance with Company’s normal payroll practices in effect from time to time and applicable law; (ii) begin to be made on or about Company’s next regularly scheduled payday that occurs after the later of (i) the Separation or (ii) 10 calendar days after receipt by Megan Timmins, Senior Vice President, General Counsel and Secretary of the original of this Agreement executed by Executive, as well as any other documentation required by this Agreement and written confirmation from Executive that she has not and is not exercising her right of revocation pursuant to this Agreement; (iii) be made payable to Executive; and (iv) either (x) be mailed to Executive at her address as set forth above or at another address provided to the individual then holding the office of Human Resources Manager of the Company in writing or (y) made via direct deposit to Executive’s payroll bank account of record with Company.  Executive shall receive an IRS Form W-2 for the Periodic Severance Payments.  Executive shall also be paid, in addition to and at the same time as the first Periodic Severance Payment, a lump sum benefit stipend equal to 102% of  the total annual cost of her current group medical, dental, vision and prescription coverage (i.e., 1.02 x total monthly premium x 12).

4.         In consideration of the promises and undertakings of Company under this Agreement,  Executive makes the following representations, warranties and covenants:

(a)        that for purposes of this Agreement, any reference to monies paid to or on behalf of Executive shall be deemed to be the entire gross amount of the payments required by the terms, and set forth in Paragraph 2 of this Agreement; and

(b)        that she has been afforded by Employer any and all rights she had or may have had under any and all family or medical leave law including, but not limited to, the federal Family and Medical Leave Act (“FMLA”) and/or any otherwise applicable state or local leave law; and

(c)        that, through the execution of this Agreement, she has been paid all wages, commissions and bonuses due to her including, but not limited to, any monies under any bonus, severance and/or incentive compensation plan.  Executive further represents and warrants that, through the execution of this Agreement, she has received all sums due her under the federal Fair Labor Standards Act (“FLSA”) and/or any otherwise applicable state or local wage and hour law; and

(d)        that, after the Separation, she shall make herself available and cooperate in any reasonable manner in providing reasonable assistance to Employer in concluding any business and/or legal matters which are presently pending and in connection with any such matters that may arise in the future which relate to her employment with Employer, including by providing consulting services to the Company for up to twenty (20) hours per quarter during the severance period; provided such cooperation, assistance and consulting shall not unreasonably interfere with any subsequent employment obtained by Executive.  Such cooperation shall include, but not be limited to, answering questions regarding any previous or current project Executive worked on while employed by Company so as to insure a smooth transition of responsibilities and to minimize any adverse consequences of Executive’s departure.  Employer shall have no obligation to compensate Executive for said time other than as set forth in this Agreement.  The parties acknowledge and agree that (i) the amount of time that Executive will be required to devote to performing consulting and/or any other services under this Agreement after the Separation shall be less than, and shall in no event be equal to or exceed, 20% of the average amount of time Executive devoted to her service with the Company during the three year period immediately preceding the Separation; and (ii) accordingly, Executive’s termination of employment as of the Separation shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.  Notwithstanding the foregoing sentence of this Subparagraph of this Agreement,  Executive shall be reimbursed by Company for all reasonable and necessary out-of-pocket expenses actually incurred by her as a result of her performance of her obligations under this Subparagraph of this Agreement, provided Executive receives the prior written approval for the expenses from the individual then holding the office of President of the Company.  In the event Company requests Executive to perform services pursuant to this Subparagraph of this Agreement, such work shall not be deemed a violation or breach of Subparagraph 3(j) of this Agreement; and

(e)        that she has returned to Employer all property of Employer in her possession or control which refer or relate to Employer's business, or which are otherwise the property of Employer, including, but not limited to, all confidential and proprietary business information, papers, documents, letters, invoices, sales records and reports, notes, memoranda, keys, security cards, records, Executive and human resource records, customer and supplier lists, customer and supplier materials or documents, computers, BlackBerry/PDA/iPhone, computer data, office equipment, and employment records, which were created by Executive or other Executives, agents and customers or suppliers of Employer in the course of their employment and/or relationship with Employer, as well as copies or multiple versions thereof, regardless of the form or medium retained or stored in (including hard copy or electronic or digital form); and

(f)        that as an Executive of Employer she had access to and was entrusted with Employer’s confidential and proprietary business information and trade secrets.  At all times prior to, during, and following Executive’s Separation she has maintained and will maintain such information in strict confidence and has not disclosed and will not disclose the information to any third party without the prior written consent of the individual then holding the office of President,  Company; and

(g)        that she shall not receive any other payment from Employer other than that set forth in this Agreement including, but not limited to, any bonuses, compensation, incentive compensation, and/or commissions; and

(h)        that, after the Separation, she shall reasonably cooperate with Employer in the defense of any claim currently pending or hereinafter pursued against Employer without the payment of any additional compensation other than as set forth in this Agreement. Such cooperation, includes, but is not limited to, meeting with internal Company Executives to discuss and review issues which Executive was directly or indirectly involved with during employment with Company, participating in any investigation conducted by Company either internally or by outside counsel or consultants, signing declarations or witness statements, preparing for and serving as a witness in any civil or administrative proceeding by both depositions or a witness at trial, reviewing documents and similar activities that Company deems necessary.  Notwithstanding the foregoing sentence of this Subparagraph of this Agreement,  Executive shall be entitled to be reimbursed by Company for all reasonable and necessary out-of-pocket expenses actually incurred by her as a result of her performance of her obligations under this Subparagraph of this Agreement, provided Executive receives the prior written approval for the expenses from the individual then holding the office of President, Company.  In the event Company requests Executive to perform services pursuant to this Subparagraph of this Agreement, such work shall not be deemed a violation or breach of Subparagraph 3(j) of this Agreement.  Furthermore, Executive has not and shall not initiate, commence, voluntarily cooperate with or provide assistance including, but not limited to, testimony or consultative services, in any claim, lawsuit, administrative proceeding, investigation, inquiry, or similar activity in which the Company is a party,  target, subject, witness, or is otherwise required to assist another party, whether due to a contractual provision or otherwise, whether governmental or private, whether pending or otherwise, without obtaining the prior written consent of the individual then holding the office of President of the Company. In the case of legal proceedings, Executive shall notify, in writing, the individual then holding the office of President of the Company, of any subpoena or other similar notice to give testimony or provide documentation (“Notice”) within two business days of receipt of said Notice and prior to providing any response to said Notice such that Employer may have an opportunity to seek and obtain, among other things, an appropriate protective order or seek intervention in the matter; and

(i)         that she has not and shall not take any action, directly or indirectly, which is contrary to the interests of Employer or make any disparaging, untrue, negative, derogatory or defamatory remarks concerning Employer or its business practices, with the Company, defined for purposes of this sub-section as Robert Radie and Mark Strobeck,  likewise agreeing not to make any disparaging, untrue, negative, derogatory or defamatory remarks concerning Executive, except that, in the case of remarks by either Executive or the Company, this sub-paragraph shall not apply to statements that a party is legally required to make, or that are made in connection with the enforcement of this Agreement; and

(j)         that she shall not be re-employed by Employer as an Executive, independent contractor, consultant (except as set forth herein) or otherwise and that she shall not apply for or otherwise seek employment or engagement with Employer at any time hereinafter; and

(k)        that she has not and will not access or attempt to access any property, computer systems, networks, password protected data or other property of the Employer on or after the Separation except in the performance of her consulting responsibilities; and

(l)         that she has not sustained any injuries and/or illnesses/diseases as a result of her employment with or by Employer that would otherwise be covered by any otherwise applicable workers’ compensation insurance benefit plan; and

(m)       that she unconditionally releases and forever discharges Employer (whether individually or collectively) from any and all causes of action, suits, damages, grievances, demands, liabilities, defenses, debts, dues, sums of monies, accounts, covenants, controversies, promises, variances, claims, judgments, interest, attorneys’ fees, liquidated damages, costs and expenses whatsoever accruing or arising through the execution of this Agreement and relating to, or in connection with, Executive’s employment by Employer or cessation/termination thereof, either directly or indirectly, whether known or unknown, contingent or fixed, liquidated or un-liquidated, matured or un-matured, in law, equity or otherwise, for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any breach of contract claims (whether written or oral, express or implied); claims arising out or related to the Employment Agreement; claims arising out of or related to any offer letter or similar document; claims arising out of or related to any Executive handbook, personnel manual or employment policy; estoppel claims; tort claims; claims for invasion of privacy; claims for loss of consortium; claims for duress; claims of discrimination; claims for compensatory and/or punitive damages; public policy claims; defamation claims; claims of retaliation; claims of wrongful discharge or termination; claims for breach of promise; claims of negligence; claims of impairment of economic opportunity or loss of business opportunity; claims of fraud or misrepresentation (negligent or intentional); claims for severance offers made prior to the date Executive signs this Agreement other than as set forth in this Agreement;  claims for abuse of process; claims for workers’ compensation benefits; claims of promissory estoppel; claims for quantum meruit; claims for unjust enrichment; claims for breach of the covenant of good faith and fair dealing; claims of unfair labor practices; claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”); claims under Title VII of the Civil Rights Act of 1964, as amended (“TITLE VII”); claims under the Executive Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for vested benefits); claims under the Immigration Reform and Control Act of 1986 (“IRCA”); claims under the Americans With Disabilities Act (“ADA”); claims under the Family and Medical Leave Act (“FMLA”); claims under the Fair Labor Standards Act (“FLSA”); claims under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); claims under the National Labor Relations Act (“NLRA”); claims under the Worker Adjustment and Retraining Notification Act (“WARN”); claims under the Genetic Information Nondiscrimination Act of 2008 (“GINA”); claims under the Constitution of the United States of America; claims under the Pennsylvania Human Relations Act (“PHRA”); claims under the Pennsylvania Wage Payment and Collection law (“PWPCL”); claims under the Constitution of the Commonwealth of Pennsylvania; claims under any other federal, state or local anti-discrimination law, whistle-blowing law, family and/or medical leave law and/or wage and hour law; claims for benefits including, but not limited to, life insurance, accidental death and disability insurance, sick leave or other employer provided plan or program; claims for distributions of income or profit; claims for royalties; claims for license fees; claims for ownership, stock, stock options, equity or otherwise; claims for reimbursement; claims for wages, commissions or bonuses; claims for incentive compensation; claims for salary continuation benefits other than as set forth in this Agreement; claims for vacation or other leave time; claims for royalties or license fees; claims for patent, copyright or trademark infringement; claims relating to retirement, pension and/or profit sharing plans (excluding claims for vested benefits); claims for attorneys’ fees and/or costs; claims for, or arising out of the offering of, group health insurance coverage (excluding claims for Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage and/or similar state or federally mandated continuation coverage) or the use of information obtained by Employer as a result of the offering of group health and/or any other insurance coverage; claims against the Employer Health Plan as defined under the Health Insurance Portability and Accountability Act (“HIPAA”); claims relating to Executive’s application for hire, employment, or termination thereof, as well as any claims which Executive may have arising under or in connection with any and all local, state or federal ordinances, statutes, rules, regulations, executive orders or common law, from the beginning of the world up to and including the date of Executive’s execution of this Agreement (“Released Claims”).  The only exclusions from Released Claims are (i) any claims accruing or arising after the execution of this Agreement, including but not limited to any claim that some term of this Agreement has been violated; (ii) any claims for indemnity or contribution in the event Executive is named or threatened to be named in any lawsuit or other proceeding arising out of the services she performed for the Company; and (iii) any claims that cannot be legally released by private agreement (including, but not limited to, claims for unemployment compensation, which the Company agrees not to oppose if filed by Executive, provided that the Company reserves the right to reply accurately to all information requests from any state unemployment compensation agency including reporting the benefits paid or payable under this Agreement);  and

(n)        that in giving the general release as set forth in Subparagraph 3(m) of this Agreement,  Executive acknowledges that she understands the significance and consequence of such release and waiver.  Furthermore, that in giving the general release as set forth in Subparagraph 3(m) of this Agreement,  Executive specifically acknowledges that she may hereafter discover claims or facts in addition to or different from those which s/he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement.  Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Executive acknowledges that s/he understands the significance and consequence of such release and waiver.

5.         Executive acknowledges and confirms that that she is waiving any claims under the ADEA as amended by the OWBPA and that:

(a)      she is receiving consideration which is in addition to anything of value to which s/he otherwise would have been entitled; and

(b)        this Agreement is written in a manner understood by Executive and that she fully understands the terms of this Agreement and enters into it voluntarily without any coercion on the part of any person or entity; and

(c)        she was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomever s/he deemed appropriate and has done so; and

(d)        s/he acknowledges and confirms that s/he was not eligible to participate in any other severance offer from Employer; and

(e)        the consideration paid or provided to Executive under this Agreement is and shall be deemed to be adequate consideration for the representations, warranties and covenants made by Executive under this Agreement; and

(f)        she was advised in writing, by way of this Agreement, to consult an attorney before signing this Agreement; and

(g)        she was advised that she has had at least 21 calendar days within which to consider this Agreement before signing it and, in the event that s/he signs this Agreement during this time period, said signing constitutes a knowing and voluntary waiver of this time period; and

(h)        she has seven calendar days after executing this Agreement within which to revoke this Agreement.  If the seventh day is a weekend or national holiday, Executive has until the next business day to revoke.  If Executive elects to revoke this Agreement, she shall notify Megan Timmins, SVP, General Counsel and Secretary in writing sent by Federal Express Priority Overnight delivery, or by hand delivery with written receipt, of her revocation.  Any determination of whether Executive’s revocation was timely sent shall be determined by the date of actual receipt by Megan Timmins.  If Executive does not elect to revoke this Agreement, she shall notify Megan Timmins in writing of her non-revocation decision on or after the eighth calendar day after Executive executes this Agreement (a form of non-revocation letter is attached hereto as Exhibit “B”).  Any determination of whether Executive’s non-revocation was timely sent shall be determined by the date of actual receipt by Megan Timmins’.  No payment shall be made under this Agreement until Megan Timmins receives notice of Executive’s non-revocation decision as set forth in this Agreement as well as any other documentation required by this Agreement.

6.         Executive represents and warrants that neither she nor anyone on her behalf has filed any suits, claims or the like regarding her employment with Employer and/or its termination.  To the extent that Executive or any third party seeks redress for a Released Claim covered and released by this Agreement and a settlement or judgment of said Released Claim is reached or entered, Executive shall designate Company as the recipient of any such monies allocated to her by the payor or, if that is not possible, Executive shall pay to Company the amount received from the payor within 72 hours of Executive’s receipt of said monies.

7.         Executive has not and shall not, without the prior written consent of the individual then holding the office of President of the Company, disclose the terms of this Agreement, including, but not by way of limitation, the amount or fact of any payment to be made under this Agreement or any of the facts or events surrounding or leading to this Agreement (including any characterization thereof) to any person (including, but not limited to, current or former Executives of Employer) or entity other than to her spouse, attorneys, tax or financial advisors for the purpose of confidential legal or financial counseling, or to lenders in connection with a loan application.  Executive may also disclose the terms of this Agreement as required by law, or for purposes of enforcement of this Agreement,  and may disclose her post-employment obligations (including those set forth in Sections 7, 8 and 9 of the Employment Agreement) to any potential employer.  In the event that Executive makes a disclosure permitted by this provision, she shall inform the individual or entity to whom disclosure is made of this confidentiality provision, and instruct such individual or entity that any breach of confidentiality by them would constitute a breach of this Agreement.

8.         Notwithstanding anything set forth in this Agreement to the contrary, if a court of competent jurisdiction determines that Executive (or anyone to whom she makes a disclosure to pursuant to Paragraph 6 of this Agreement)  materially breaches the terms of this Agreement,  Company’s obligations under this Agreement shall immediately cease and be deemed modified such that Company’s obligations pursuant to Paragraph 2 of this Agreement shall be limited to Five Hundred Dollars and Zero Cents ($500.00) and all monies actually paid to or on behalf of

Executive under the terms of this Agreement, in excess of said Five Hundred Dollars and Zero Cents ($500.00), shall be returned in full by Executive to Company within 72 hours of such determination, to the extent permitted by law and to the extent that such repayment does not result in the invalidation of this Agreement; at that time, Two Hundred Fifty Dollars and Zero Cents ($250.00) shall be deemed to be the portion of the payments made pursuant to this Agreement apportioned to any claim under the ADEA and Two Hundred Fifty Dollars and Zero Cents ($250.00) shall be deemed to be the portion of the payments made pursuant to this Agreement apportioned to any Released Claims otherwise released by this Agreement.  Employer, in addition to any other rights it may have at law or in equity, shall have the right to seek enforcement of this Agreement in an action at law or in equity and Employer shall have the right to recover its legal fees, costs and expenses in such action to enforce this Agreement, to the extent permitted by law and to the extent that such recovery does not result in the invalidation of this Agreement.

9.         This Agreement shall not in any manner be deemed or construed as an admission by Employer that it has acted wrongfully and/or illegally in any manner with respect to Executive, but is made solely to avoid additional costs and risks associated with litigation.  Executive shall not be considered a prevailing party or a successful party.

10.       Employer shall be entitled to plead this Agreement as a complete defense to any Released Claim which hereafter may be asserted by Executive or other persons or agencies acting on her behalf in any suit or claim against Employer.

11.       Each provision of this Agreement is severable and, if any term or provision is held to be invalid, void or unenforceable by a court of competent jurisdiction or by an administrative agency for any reason whatsoever, such ruling shall not affect the validity of the remainder of this Agreement.  Notwithstanding the foregoing, if the release provisions (or any portion thereof) contained in this Agreement are held to be invalid, void or unenforceable by a court of competent jurisdiction or by an administrative agency for any reason whatsoever, as a result of actions or inactions by Executive or anyone on her behalf, such ruling shall render this Agreement void and Executive shall repay to Company all monies paid to or on behalf of Executive as set forth in this Agreement within 72 hours of such determination, to the extent permitted by law and to the extent that such repayment does not result in the invalidation of this Agreement.

12.       This Agreement supersedes and voids all previous agreements, policies and practices between Executive and Employer, whether written or oral,   including, but not limited to, any severance offer made prior to the date Executive signs this Agreement other than as set forth in this Agreement.  Notwithstanding the foregoing sentence of this Paragraph of this Agreement,  Executive continues to be bound by any and all post-employment obligations of Executive that are contained in any agreement, contract, or other document that Executive has already signed (including, but not limited to, those set forth in Sections 7, 8 and 9 of the Employment Agreement) and those terms are hereby deemed incorporated herein by reference and shall continue in full force and effect as if set forth in its entirety as they are considered an integral part of this Agreement.  In addition, the Company continues to be bound by the terms of the Indemnification Agreement dated February 2, 2016.  This Agreement sets forth the entire understanding of the parties as to the subject matter contained herein and may be modified solely by a writing executed by the individual then holding the office of President of the Company and Executive.

13.       Each payment payable hereunder shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year.  Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred.  Notwithstanding anything herein to the contrary, Employer shall have no liability to Executive or to any other person if this Agreement is, or if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are, not so exempt or compliant.

14.       This Agreement shall be governed by, construed and enforced under the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles) and any dispute pertaining to this Agreement shall be brought only in, and Executive and Company agree to subject themselves to the personal jurisdiction of, the United States District Court for the Eastern District of Pennsylvania (to the extent that subject matter jurisdiction exists) or the Court of Common Pleas, Montgomery County, Commonwealth of Pennsylvania.  The parties shall be entitled to seek injunctive relief in accordance with applicable law for breaches (including anticipated breaches) of this Agreement.  This Agreement shall be interpreted without the aid of any canon, custom or rule of law requiring construction against the draftsman.  The parties hereby irrevocably waive personal service of process and consent to process served in any such suit, action or proceeding by service of a copy thereof to her by U.S. certified mail, return receipt requested, with service complete upon delivery.  Such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

15.       Any dispute arising out of this Agreement or any dispute between the parties to this Agreement on any subject matter shall be tried without a jury.  The parties recognize that with this provision they are expressly and voluntarily waiving their respective rights to a jury trial and do so in order to resolve any future disputes in a more efficient and cost-effective manner.

16.       Executive and Company shall each bear her and its own costs including attorneys’ fees incurred in connection with the drafting, preparation, negotiation and execution of this Agreement.

17.       Executive and Company shall take all steps necessary to effectuate the intent and/or terms of this Agreement in a timely manner including, but not limited to, the execution of any appropriate tax reporting documentation.

18.       Company represents and warrants that the undersigned has the authority to act on behalf of it and to bind Company to this Agreement.  Executive represents and warrants that she has the capacity to act on her own behalf and to bind himself/herself to this Agreement.

19.       The failure of Employer to insist upon the performance of any of the terms and conditions of this Agreement or the failure of Employer to prosecute any breach of this Agreement, shall not be construed or considered a waiver of any such term or condition of this Agreement; to wit, the entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

20.       Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon Executive,  her heirs, successors and executors and shall inure to the benefit of Employer.  Executive represents and warrants that s/he has not assigned or in any other manner conveyed any right or claim that s/he has or may have to any third party, and Executive shall not assign or convey to any assignee for any reason any right or claim covered by this Agreement, this Agreement, or the consideration, monetary or other, to be received by her hereunder.  Company may assign its rights and obligations under this Agreement to any third party in its discretion.

21.       Whistleblower Provision.  Notwithstanding anything to the contrary contained in this Agreement (i) Executive will not be prevented from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) Executive acknowledges that she will not be held criminally or civilly liable for (A) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) disclosure of confidential or proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

22.       In signing this Agreement, the parties hereto represent and warrant that they are not relying on any statements, representations or promises made by the other party or their agent(s) except as specifically set forth herein.

PLEASE READ CAREFULLY BEFORE SIGNING.  THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN, FORESEEN AND UNFORESEEN, AND SUSPECTED AND UNSUSPECTED CLAIMS.

IN WITNESS WHEREOF, the parties hereto have made and signed this Agreement as follows:

Egalet Corporation		Barbara Carlin

BY:	/s/ ROBERT RADIE	BY:	/s/ BARBARA CARLIN

DATED:	May 28, 2019	DATED:	May 15, 2019